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                                                                     EXHIBIT 5.1

                [LETTERHEAD OF PIPER MARBURY RUDNICK & WOLFE LLP]



6225 Smith Avenue
Baltimore, Maryland 21209-3600
www.piperrudnick.com

PHONE   (410) 580-3000
FAX     (410) 580-3001

                                                                   March 3, 2000

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
Colorado Center, Tower Two
2000 South Colorado Boulevard, Suite 2-1000
Denver, Colorado  80222

                       Registration Statement on Form S-3

Ladies and Gentlemen:

         We serve as special Maryland counsel to Apartment Investment and Management Company, a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), on a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on or about March 3, 2000 for the offering by certain selling stockholders of the Company from time to time of up to of 681,818 shares (the "Shares") of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of the Company. The Shares are issuable by the Company upon conversion of an aggregate of 1,200,000 shares (the "Class M Preferred Shares") of the Company's Class M Convertible Cumulative Preferred Stock, par value $.01 per share (the "Class M Preferred Stock"), issued and sold pursuant to a Securities Purchase Agreement (the "Purchase Agreement"), dated January 11, 2000, by and between AEW Targeted Securities Fund II, L.P., as the purchaser, and the Company. This opinion is being provided at your request in connection with the filing of the Registration Statement.

         In our capacity as special Maryland counsel, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

                  (a) The Registration Statement.

                  (b) The Charter of the Company (the "Charter"), certified by the Department of Assessments and Taxation of the State of Maryland (the "MSDAT"), including the Articles Supplementary of the Company relating to the Class M Preferred Stock and filed with the MSDAT on January 12, 2000.

                  (c) The By-Laws of the Company, as amended and restated and in effect on the date hereof.


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                  (d) The Purchase Agreement.

                  (e) The minutes of proceedings of the Board of Directors of the Company relating to the Company's authorization of the execution and delivery of the Purchase Agreement, of the classification of the Class M Preferred Shares, of the issuance of the Class M Preferred Shares, and of the reservation of the Shares issuable upon conversion of the Class M Preferred Shares.

                  (f) A short-form good standing certificate for the Company, dated a recent date, issued by the MSDAT.

                  (g) An Officer's Certificate (the "Certificate") of the Company, dated the date hereof, as to certain factual matters.

                  (h) Such other documents as we have considered necessary to the rendering of the opinion expressed below.

         In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect, and enforceability thereof with respect to such parties. As to any facts material to this opinion which we did not independently establish or verify, we have relied solely upon the Certificate.

         Based upon the foregoing, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that the Shares to be issued upon conversion of the Class M Preferred Shares have been duly authorized and, upon conversion of the Class M Preferred Shares in accordance with their terms and issuance and delivery of stock certificates representing the Shares, will be validly issued, fully paid, and non-assessable.

         In addition to the qualifications set forth above, this opinion is subject to the qualification that we express no opinion as to the laws of any jurisdiction other than the State of Maryland. We assume that the issuance of the Shares will not cause (and that the issuance of the Class M Preferred Shares has not caused) the Company to issue shares of either class in excess of the number of such shares authorized by the Charter and has not and will not cause any person to violate any of the Initial Holder Limit, the Look-Through Ownership Limit, or the Ownership Limit provisions of the Charter. This opinion concerns only the effect of the laws (exclusive of the securities or "blue sky"


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laws and the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion. To the extent that any documents referred to herein are governed by the law of a jurisdiction other than Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of the State of Maryland.

         We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

                               Very truly yours,




                               /s/ Piper Marbury Rudnick & Wolfe LLP